As filed with the United States Securities and Exchange Commission on May 1, 2025.
Registration No. 333-261693
Registration No. 333-272150
Registration No. 333-279681

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-261693
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-272150
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-279681

UNDER
THE SECURITIES ACT OF 1933

VACASA, INC.
(Exact name of registrant as specified in its charter)

Delaware	87-1995316
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

850 NW 13th Avenue Portland, Oregon	97209
(Address of Principal Executive Offices)	(Zip Code)

TurnKey Vacations, Inc. 2014 Equity Incentive Plan
Vacasa, Inc. 2016 Equity Compensation Incentive Plan
Vacasa, Inc. 2021 Incentive Award Plan
Vacasa, Inc. 2021 Nonqualified Employee Stock Purchase Plan
(Full title of the plan)

Steve Schwab
Chief Executive Officer
Vacasa, Inc.
850 NW 13th Avenue
Portland, Oregon 97209
(Name and address of agent for service)

(503) 946-3650
(Telephone number, including area code, of agent for service)

Please send copies of all communications to:

Julia A. Thompson
Latham & Watkins LLP
555 Eleventh Street, NW, Suite 1000
Washington, D.C. 20004
(202) 637-2200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (the “Registration Statements”) filed by Vacasa, Inc., a Delaware corporation (the “Registrant”) with the U.S. Securities and Exchange Commission (the “SEC”):

•
Registration Statement No. 333-261693, filed with the SEC on December 16, 2021, registering (i) 5,553,275 shares of the Registrant’s Class A common stock, par value $0.00001 per share (the “Class A Common Stock”), that may be issued pursuant to the TurnKey Vacations, Inc. 2014 Equity Incentive Plan, (ii) 5,027,418 shares of Class A Common Stock that may be issued pursuant to the Vacasa, Inc. 2016 Equity Compensation Incentive Plan, (iii) 22,154,477 shares of Class A Common Stock that may be issued pursuant to the Vacasa, Inc. 2021 Incentive Award Plan (the “2021 Plan”) and (iv) 8,861,791 shares of Class A Common Stock that may be issued pursuant to the Vacasa, Inc. 2021 Nonqualified Employee Stock Purchase Plan (the “2021 ESPP”).

•
Registration Statement No. 333-272150, filed with the SEC on May 23, 2023, registering (i) an additional 21,101,244 shares of Class A Common Stock that may be issued pursuant to the 2021 Plan and (ii) an additional 133,808 shares of Class A Common Stock may be issued pursuant to the 2021 ESPP.

•
Registration Statement No. 333-279681, filed with the SEC on May 23, 2024, registering (i) an additional 4,162,134 shares of Class A Common Stock that may be issued pursuant to the 2021 Plan and (ii) an additional 220,711 shares of Class A Common Stock may be issued pursuant to the 2021 ESPP.

Effective April 30, 2025, pursuant to and in accordance with the Agreement and Plan of Merger, dated as of December 30, 2024, and amended on March 17, 2025 and March 28, 2025, by and among the Registrant, Vacasa Holdings LLC, a Delaware limited liability company (“Vacasa LLC”), Casago Holdings, LLC, a Delaware limited liability company (“Parent”), Vista Merger Sub II Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Company Merger Sub”), and Vista Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“LLC Merger Sub”), the following transactions occurred: (1) LLC Merger Sub merged with and into Vacasa LLC, with Vacasa LLC surviving such merger as a subsidiary of Parent, and (2) Company Merger Sub merged with and into the Registrant, with the Registrant surviving such merger as a wholly owned subsidiary of Parent (together, the “Mergers”).

As a result of the Mergers, the Registrant has terminated all offerings and sales of securities pursuant to the Registration Statements. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance under the Registration Statements that remain unsold at the termination of the applicable offering, the Registrant hereby removes from registration all of such securities registered but remaining unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on May 1, 2025.

Vacasa, Inc.
(Registrant)

By:	/s/ Steve Schwab
Name: Steve Schwab
Title: Chief Executive Officer

No other person is required to sign these Post-Effective Amendments in reliance on Rule 478 under the Securities Act of 1933.